Exhibit 4.1
AMENDMENT TWO TO AMENDED AND RESTATED
AGENTED CREDIT AGREEMENT
     This Amendment Two to Amended and Restated Agented Credit Agreement (“Amendment”) is dated effective October 31, 2006, among ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation (“Borrower”), BANK OF OKLAHOMA, N.A. (“BOK”), BANCFIRST, and COMMERCE BANK, N.A. (individually a “Bank” and collectively the “Banks”), and BANK OF OKLAHOMA, N.A., as agent for the Banks (in such capacity, “Agent”).
RECITALS
     A. Reference is made to the Amended and Restated Agented Credit Agreement dated June 24, 2005, by and among Borrower, Banks and Agent ( as amended from time to time, the “ Credit Agreement”), pursuant to which currently exists (i) a term loan in the original principal amount of $14,084,646.81; (ii) a $5,000,000 revolving line of credit, and (iii) an advancing term loan in the amount of $15,000,000. Terms used herein shall have the meanings given in the Credit Agreement, unless otherwise defined herein.
     B. Borrower has requested certain modifications to the Credit Agreement, and Banks and Agent have agreed to Borrower’s request, subject to the terms and conditions of this Amendment.
AGREEMENT
     NOW, THEREFORE, in consideration of the representations and warranties contained herein and for valuable consideration received, the parties agree to the following:
     1. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:
     1.1 Section 10.1 (Funded Debt to EBITDA) is hereby deleted and replaced with the following:
     “10.1. Funded Debt to EBITDA. Maintain, tested on the last day of each fiscal quarter for the trailing twelve months, a ratio of (i) Funded Debt of Borrower minus the balance of the Interest Reserve Account on such date, to (ii) EBITDA for the preceding four (4) consecutive fiscal quarters of Borrower, not greater than (a) for the fiscal quarter ending September 30, 2006, 4.5 to 1, and (b) for the fiscal quarter ending December 31, 2006 and each fiscal quarter thereafter, 4.0 to 1.”
     1.2 Section 10.4 (Debt Service Coverage Ratio) is hereby deleted and replaced with the following:
     “10.4. Debt Service Coverage Ratio. Maintain, tested on the last day of each fiscal quarter for the trailing twelve months, a Debt Service Coverage Ratio of (i) for the fiscal quarter ending September 30, 2006, 1.20 to 1.00, (ii) for the fiscal quarter ending December 31, 2006, 1.05 to 1.00, and (iii) for the fiscal quarter ending March 31, 2007 and each fiscal quarter thereafter, 1.25 to 1.00.”
     2. Conditions Precedent. This Amendment and each Bank’s commitments hereunder are conditioned upon satisfaction of the following at or before closing.

     2.1. Borrower shall execute and deliver this Amendment to Agent.
     2.2. Borrower shall provide any and all documents, agreements and instruments related to this transaction, reasonably requested by Agent and the Banks.
     3. Borrower Ratification. Borrower hereby ratifies and confirms the Credit Agreement, and all instruments, documents and/or agreements executed and/or delivered by Borrower to Agent and Banks in connection therewith, and represents to Agent and Banks that: (i) the Loan Documents remain in full force and effect; (ii) all representations and warranties made thereunder are true and correct as of the date hereof, except to the extent they relate to a specific date; (iii) all Schedules to the Credit Agreement remain true and correct; and (iv) no Initial Default or Matured Default exists or will result from the execution and performance under this Amendment.
     4. Governing Law and Binding Effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Oklahoma, and shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.
     5. Costs, Expenses and Fees. Borrower agrees to pay all costs, expenses and fees incurred by the Agent and Banks in connection herewith, including, without limitation, all reasonable attorney fees, costs and expenses of Riggs, Abney, Neal, Turpen, Orbison & Lewis.
     6. Multiple Counterparts. This Amendment may be executed in any number of counterparts, and all the counterparts taken together shall be deemed to constitute one and the same instrument.
     7. Further Assurances. Borrower will immediately execute and deliver to the Banks upon request all such other and further instruments as may be required or desired by the Banks from time to time in compliance with or in accomplishment of the covenants and agreements of Borrower made in this Amendment and such other instruments and documents referred to or mentioned herein, all as may be necessary or appropriate in connection therewith.
[Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed.

“Borrower”

ORCHIDS PAPER PRODUCTS COMPANY

By	/s/ Keith R. Schroeder Keith R. Schroeder, Chief Financial Officer

”Banks”

BANK OF OKLAHOMA, N.A., as a Bank and Agent

By	/s/ Dan A. Hughes Dan A. Hughes, Senior Vice President

BANCFIRST

By	/s/ Elisabeth F. Blue Elisabeth F. Blue, Senior Vice President

COMMERCE BANK, N.A.

By	/s/ Dennis Block Dennis Block, Senior Vice President